Rule 424(b)(3)
                                                                33-62727

                 SUPPLEMENT NUMBER 4 DATED MARCH 4, 1997
                  TO PROSPECTUS DATED SEPTEMBER 26, 1995

                        READING & BATES CORPORATION

                                Common Stock


      The Prospectus dated September 26, 1995 is hereby supplemented by the addition of the following information under the caption "SELLING STOCKHOLDERS" therein.

      Set forth below are the names of each Selling Stockholder, the number of shares of Common Stock owned as of January 31, 1997 by each Selling
Stockholder, the number of Shares which may be offered by each Selling Stockholder, the number of shares of Common Stock to be owned by each Selling Stockholder upon completion of the offering contemplated hereby and the percentage of total shares of Common Stock outstanding owned by each Selling Stockholder upon completion of the offering contemplated hereby.

                                                                      Percent
                                                                     of total
                                     Number of       Number of        shares
                                    shares which       shares      outstanding
                           Number  may be offered     owned if      owned upon
Selling                    shares    pursuant to     all shares     completion
 Stockholder              owned(1) this Prospectus are sold (1)(2) of offering
 -----------              -------- --------------- -------------- ------------
Greenwing Investments,
 Inc. (3)                    1,733         1,733             0           *
John Hancock Mutual Life
 Insurance Company(4)    2,307,256     1,594,756       712,500         0.99%
Knights of Columbus         59,857        32,000        27,857           *
Pan-American Life
 Insurance Company          49,259        20,000        29,259           *
Chemical Investments,
 Inc. (3)                  547,309       547,309             0           *
Workships Intermediaries,
 N.V. (3)                  303,168       303,168             0           *
                         ---------     ---------       -------         ----
     Total:              3,268,582     2,498,966       769,616         1.07%
                         =========     =========       =======         ====
_______________________
* Less than one percent

(1) Includes shares of Common Stock as to which such Selling Stockholder is the "beneficial owner" as defined in Rule 13d-3 under the Exchange Act, except that (i) shares of Common Stock which may be deemed, pursuant to such Rule, to be beneficially owned by more than one Selling Stockholder are included only for the Selling Stockholder which may currently offer and sell such Shares pursuant to the Registration Statements and (ii) securities, if any, that may be held by a Selling Stockholder or its affiliates in investment accounts, trust accounts, custody accounts or other similar fiduciary capacities are excluded from the above table.

(2) Assumes no other acquisition of shares of Common Stock after the date of this Prospectus.

(3) Based upon information contained in a Schedule 13D, as amended as of March 7, 1995, which was filed by BCL Investment Partners, L.P. ("BCL") and the other reporting persons (the "Reporting Persons") named therein, and upon certain other information available to the Company, effective November 14, 1994, the partners of BCL voted to dissolve BCL, and BCL distributed to its partners substantially all of its assets, including 60,250 shares of Common Stock held by it. In addition, BCL conveyed 20,000 shares of Common Stock of the Company to Greenwing Investments, Inc. ("Greenwing"), to be held in trust to satisfy liabilities of BCL; however, according to information available to the Company, all but 1,733 shares have been sold. To the extent any such shares remain after Greenwing determines that all liabilities of BCL have been discharged or provided for, such remaining shares will be distributed to the former partners of BCL in proportion to their ownership interests in BCL. The
      Schedule 13D states that as a result of such distribution and dissolution, BCL no longer holds any shares of Common Stock in its name and the Reporting Persons ceased to constitute or act as a group with respect to their ownership of shares of Common Stock. Based upon the
      Schedule 13D and other information available to the Company, the Company believes that Dr. Macko Laqueur (a director of the Company) controls Workship Intermediaries, N.V. and Paul B. Loyd, Jr., the Company's
      chairman and chief executive officer, controls Greenwing. Chemical Investment, Inc. is an indirect wholly-owned subsidiary of Chemical Banking Corporation. Mr. Arnold L. Chavkin (a director of the Company) is president of the Chemical Banking Corporation affiliate which controls Chemical Investments, Inc.

(4) Based upon information contained in a Schedule 13G, as amended as of January 16, 1997, filed by John Hancock Mutual Life Insurance Company ("Hancock"), and upon certain other information available to the Company. The Schedule 13G indicates that Hancock has the sole power to direct the disposition of 1,594,756 of such shares of Common Stock and the sole power to vote 1,594,756 of such shares of Common Stock and that Hancock's indirect wholly-owned subsidiary, John Hancock Advisors, Inc., has the sole power to direct the disposition of 712,500 of such shares of Common Stock and the sole power to vote 712,500 of such shares of Common Stock.